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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated March 31, 2000 with respect to the consolidated financial statements of AvantGo, Inc. as of December 31, 1998 and 1999 and for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, included in the Registration Statement (Form S-1) and related Prospectus of AvantGo, Inc. for the registration of shares of its common stock.

                                          /s/ Ernst & Young LLP

Walnut Creek, California

August 31, 2000